UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 16, 2013

Coeur Mining, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8641	82-0109423
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

505 Front Ave., P.O. Box “I”

Coeur d’Alene, Idaho, 83816

(Address of Principal Executive Offices)

(208) 667-3511

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, each of Donald J. Birak, Senior Vice President, Exploration, and Luther J. Russell, Senior Vice President, Environment and Community, respectively, notified Coeur Mining, Inc. (the “Company”) in March 2013 of his decision to decline to relocate in connection with the Company’s relocation of its corporate headquarters.

In connection therewith, Mr. Birak and Mr. Russell each entered into a separate Agreement and General Release with the Company (each, an “Agreement” and, collectively, the “Agreements”), on September 16, 2013 and September 19, 2013, respectively, pursuant to which each of Mr. Birak’s and Mr. Russell’s employment with the Company will terminate effective September 30, 2013 (the “Separation Date”). Each of the Agreements contains customary post-termination restrictive covenants and a release of claims against the Company.

Pursuant to the Agreement with Mr. Birak, within 10 days of the Separation Date he will receive: (a) a one-time cash payment of $290,000, less applicable withholdings, an amount equal to Mr. Birak’s 2013 base salary; (b) a one-time cash payment of $145, 000, less applicable withholdings, an amount equivalent to Mr. Birak’s target incentive award for 2013 under the Company’s Annual Incentive Plan (“AIP”), subject to successful transition of Mr. Birak’s duties; and (c) a one-time cash payment of $45,000, less applicable withholdings, in respect of restricted stock units granted to Mr. Birak in 2013. In addition, Mr. Birak and his family will be entitled to COBRA coverage for up to 12 months following the Separation Date, payable by Company. Beginning on the Separation Date, to facilitate the smooth transition of leadership of the Exploration department and to ensure Mr. Birak’s continued involvement in ongoing critical initiatives, the Company also will engage Mr. Birak as a consultant at a rate of $2,000 per day for a minimum of 10 days per month for the period between the Separation Date and December 31, 2013, and on an as- needed basis for up to three additional months.

Pursuant to the Agreement with Mr. Russell, within 10 days of the Separation Date he will receive (a) a one-time cash payment of $240,000, less applicable withholdings, an amount equal to Mr. Russell’s 2013 base salary; and (b) a one-time cash payment of $120,000, less applicable withholdings, an amount equivalent to Mr. Russell’s target incentive award for 2013 under the AIP, subject to successful transition of Mr. Russell’s duties. In addition, Mr. Russell and his family will be entitled to COBRA coverage for up to 12 months following the Separation Date, payable by the Company. Beginning on the Separation Date, to facilitate the smooth transition of leadership of the Environmental and Community Relations departments and to ensure Mr. Russell’s continued involvement in ongoing critical initiatives, the Company also intends to engage Mr. Russell as a consultant at a rate of $1,500 per day for a minimum of 10 days per month for the period between the Separation Date and December 31, 2013, and on an as- needed basis for up to three additional months. Mr. Russell’s consulting arrangement also will provide for an incentive opportunity of up to $15,000 tied to the achievement of specific objectives.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 16, 2013, the Board of Directors (the “Board”) of the Company voted unanimously to amend and restate the Company’s Bylaws, effective September 16, 2013 (the “Amended and Restated Bylaws”), to provide for a majority voting standard for uncontested elections of directors and to make other minor technical changes to other provisions, including changes related to advance notice provisions for stockholder proposals and nominations and special meetings called by stockholders. Pursuant to the Amended and Restated Bylaws, a director nominee shall be elected to the Company’s Board if the votes cast for such nominee at any meeting of stockholders for the election of directors at which a quorum is present exceed the votes cast against the nominee; provided, however, that if the number of director nominees at such meeting exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast. In addition, an incumbent director will be required to tender his or her resignation if he or she does not receive a majority of the votes cast in favor of his or her election in an uncontested election of directors.

In connection with the adoption of the majority vote standard, the Board has established procedures set forth in the Company’s Corporate Governance Guidelines to provide that, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating and Governance Committee will then provide a recommendation to the Board as to whether it should accept or reject the resignation, and the Board will determine whether to accept or reject the tendered resignation within 90 days after certification of the election results.

The foregoing description of the Amended and Restated Bylaws is not complete and is qualified in its entirety by reference to the Amended and Restated Bylaws, a copy of which is included as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	List of Exhibits

Exhibit No.	Description

Exhibit 3.1	Amended and Restated Bylaws, effective September 16, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COEUR MINING, INC.

Date: September 20, 2013	By:	/s/ Casey M. Nault
	Name:	Casey M. Nault
	Title:	Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
Exhibit 3.1	Amended and Restated Bylaws, effective September 16, 2013